Final, Dec 23 2015 release

NEAH POWER SYSTEMS SIGNS MEMORANDUM OF

UNDERSTANDING WITH SOUTH AFRICAN ENTITY

Licensing deal for serving the fast growing Africa market

Bothell, WA (Date, 2015) – Neah Power Systems, Inc. (OTCBB: NPWZ, NEAH POWER) an emerging leader in fuel cell-based power solutions and rechargeable lithium battery storage solutions for defense, commercial, and consumer applications, proudly announced that the Company has signed a memorandum of understanding (MOU) with a large South Africa based entity, to license the NEAH’s technology. This license would include the PowerChip® fuel cell technology, the Formira HOD® technology and theBuzzBar technology.

Chris D’Couto, President and CEO of NEAH POWER said, “We are pleased to announce this MOU with a well-established, significant South Africa entity (SAE). As we continue to innovate and develop products, this relationship will enable cost effective manufacturing in one of the fastest growing markets for these products, as well as the ability to get high volume supply from this factory to meet our worldwide needs”.

The Company and the entity are working diligently to finalize certain financial details including upfront license payments, equipment purchase and installation support payments, and royalty payments on a go-forward basis. The Company and the SAE expect to create a joint venture where the Company would have partial ownership. The Company is expected to release more details about this important strategic venture, and expects to formalize the various agreements, in first quarter of 2016.

About Neah Power Systems, Inc.

Neah Power’s core fuel cell solutions have a small form factor, recharge instantly, and operable in air and non-air environments, providing a longer life with lower total cost of ownership.  Neah Power’s Solutions offerings include the patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. For more information please visit www.neahpower.com.

Final, Dec 23 2015 release

For more information, or customer enquiries, please contact

Neah Power Systems Inc. Contact:

David Schmidt

dschmidt@neahpower.com

425 424 3324 ext 105

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements,” which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and Neah Power does not undertake any responsibility to update any of these statements in the future. Please read Neah Power’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q for a discussion of such risks, uncertainties and other factors.